Exhibit 99.1

LogicBio Therapeutics Reports Full Year 2020 Financial Results and Provides Business Update

- First patient for Phase 1/2 SUNRISE trial expected to be enrolled in early 2021

-Translational preclinical data for sAAVy platform shows substantial improvements over liver tropic capsids used in gene therapy programs to date

-New Chief Scientific and Chief Financial Officers recently added to Executive Team

LEXINGTON, Mass., March 15, 2021 — LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio or the Company), a clinical-stage genetic medicine company pioneering gene delivery and gene editing platforms to address rare and serious diseases from infancy through adulthood, today reported financial results for the year ended December 31, 2020 and provided a business update.

“The fourth quarter of 2020 marked a continuation of strong momentum for LogicBio which has also extended into 2021”, said Frederic Chereau, President and CEO. “Most notably, we continue to anticipate enrolling the first patient in our SUNRISE Trial of LB-001 for the treatment of MMA in the very near future. We expect this event will be followed by additional enrollments soon after and allow us to begin to generate data regarding the safety, and clinical impact of treatment with LB-001 for these children. In addition, we also recently announced that we have extended our collaboration with the Children’s Medical Research Institute of Australia to continue to develop sAAVyTM, our next generation capsids platform, which has already yielded novel liver-tropic capsids that we believe are superior to ones that are currently used in the clinic. We believe these capsids will allow LogicBio to continue to expand its gene editing platform, GeneRide, and potentially initiate gene therapy programs, either alone or in collaboration with strategic partners. We look forward to providing further updates on these programs throughout 2021.” Mr. Chereau concluded by saying, “I am also very excited by the new members we have added to our team. Both Mariana Nacht, our new CSO, and Cecilia Jones, our new CFO, bring a wealth of biotech industry experience, and I am delighted they have chosen to join LogicBio as we move into this exciting next phase of progress.”

Anticipated LogicBio Milestones for 2021:

LB-001 for MMA

•	Early 2021: Enrollment of first patient in Phase 1/2 SUNRISE trial

•	Mid 2021: Operational update from enrollment of additional patients, including dose escalation and age de-escalation

•	Mid 2021: Retrospective natural history study in MMA data evaluating disease progression, the impact of a liver transplant on the outcomes of MMA patients and potential endpoints.

•	Late 2021: SUNRISE trial interim data

Pipeline

•	2021: Nomination of next development candidate

Full Year 2020 Financial Results

Twelve Months Ended December 31, 2020 and 2019

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R&D Expenses: Research and development expenses for the year ended December 31, 2020 were $22.8 million, including $1.0 million in stock-based compensation expense, compared to $30.7 million for year ended December 31, 2019, including $0.8 million in stock-based compensation expense. The decrease of $7.9 million was primarily due to a decrease of approximately $9.2 million in LB-001 external development and manufacturing costs as the majority of our clinical supply for use in the SUNRISE trial was manufactured in prior years. The decrease in manufacturing costs was partially offset by an increase of $1.1 million in other R&D expenses as we increased our activities related to GeneRide and sAAVy, our next generation capsids platform.

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G&A Expenses: General and administrative expenses were $12.2 million for the year ended December 31, 2020, including $2.1 million in stock-based compensation expense, compared to $10.4 million for the year ended December 31, 2019, including $1.0 million in stock-based compensation expense. The increase of approximately $1.8 million was primarily due to a $1.1 million increase in stock-based compensation and the remainder due to increases in professional fees, facilities cost and insurance and partially offset by decreases in travel costs and other personnel expenses.

•	Net Loss: Net loss was $32.6 million, or $1.29 per share, for the year ended December 31, 2020, compared to a net loss of $40.1 million, or $1.78 per share, for the year ended December 31, 2019.

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Cash Position and Financial Guidance: As of December 31, 2020, we had cash and cash equivalents of $70.1 million, which we believe will be sufficient to fund our operating expenses and capital expenditures for at least the next twelve months from the date of this press release.

About LogicBio Therapeutics

LogicBio Therapeutics is a clinical-stage genetic medicine company pioneering gene delivery and gene editing platforms to address rare and serious diseases from infancy through adulthood. The company’s proprietary GeneRide™ platform is a new approach to precise gene insertion that harnesses a cell’s natural DNA repair process leading to durable therapeutic protein expression levels. LogicBio’s cutting-edge sAAVyTM capsid development platform is designed to support development of treatments in a broad range of indications and tissues. The company is based in Lexington, MA. For more information, visit www.logicbio.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including those related to the Company’s plans to enroll patients in, advance and complete its planned Phase 1/2 SUNRISE clinical trial of LB-001 in MMA and the potential benefits to patients of LB-001; the timing, progress and results of the Company’s research and development activities, including those related to the GeneRide technology platform and sAAVy, our next generation capsids program; and the sufficiency of our cash on hand to fund our operating expenses and capital expenditures. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and potential future clinical trials. In particular, the impact of the COVID-19 pandemic on the Company’s ability to progress with its research, development, manufacturing and regulatory efforts, including the Company’s plans to enroll patients in, advance and complete its Phase 1/2 clinical trial for LB-001 in MMA, and the value of and market for the Company’s common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on March 16, 2020 with the SEC, the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020, and the Company’s subsequent Quarterly Reports on Form 10-Q and other filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
REVENUE
Service revenue	$3,454	$—

Total revenue	3,454	—
OPERATING EXPENSES
Research and development	22,753	30,656
General and administrative	12,212	10,385

Total operating expenses	34,965	41,041

LOSS FROM OPERATIONS	(31,511)	(41,041)

OTHER (EXPENSE) INCOME, NET:
Interest income	181	1,500
Interest expense	(1,098)	(546)
Other expense, net	(5)	(19)

Total other (expense) income, net	(922)	935

Loss before income taxes	(32,433)	(40,106)
Income tax provision	(188)	(22)

Net loss	$(32,621)	$(40,128)

Net loss per share—basic and diluted	$(1.29)	$(1.78)

Weighted-average common stock outstanding—basic and diluted	25,364,453	22,602,954

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of
	December 31, 2020	December 31, 2019
Cash, cash equivalents and investments	$70,075	$50,647
Other assets	10,565	5,013

TOTAL ASSETS	$80,640	$55,660

Accounts payable, accrued expenses and other liabilities	$19,213	$13,373
Stockholders’ equity	61,427	42,287

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$80,640	$55,660

Contact:

Cecilia Jones

Chief Financial Officer

cjones@logicbio.com

Media Contacts: Adam Daley Berry & Company Public Relations W: 212-253-8881 C: 614-580-2048 adaley@berrypr.com	Jenna Urban Berry & Company Public Relations W: 212-253-8881 C: 203-218-9180 jurban@berrypr.com
Investor Contacts: Matt Lane Gilmartin Group 617-901-7698 matt@gilmartinir.com